Exhibit 99.1

DREAMS RESPONDS TO QUESTIONS CONCERNING ITS

TWO MOST RECENT 8K FILINGS

Plantation, FL: March 28, 2007 Dreams, Inc. (DRMN.OB) stated today that the Company has received numerous calls from shareholders over the past several days concerning the Company’s Form 8-K/A filed on March 12, 2007 “Unregistered Sales of Equity Securities” and its Form 8-K filed on March 23, 2007 “Change in Registrant’s Certifying Accountants”

“There has been confusion regarding our most recent 8-K filings, said Ross Tannenbaum, president and CEO of Dreams, Inc. The concern was the number of shares issued in our Pro-Stars acquisition. The filing stated that the purchase price included nine million shares which were “pre-reverse split shares”, as the deal was consummated on 12-26-06 before our one for six reverse-split. Pro-Stars actually received 1,500,000 shares, or approximately 4% of our total shares. Additionally, the financial results to date have confirmed our conviction that these properties have added value to our company.

“In our Form 8-K filing dated March 23, 2007, Dreams announced the change of the independent registered public accounting firm responsible for the auditing of the Company’s financial statements. Our concern was that the reader inadvertently read the (A) through (D) bullet points out of context as existing issues. The Company had no disagreements with Grant Thornton on any matter of accounting principles. This change was a Board of Directors decision that was prompted by the benefits available to the Company by associating with a smaller, but highly-regarded accounting firm.”

Dreams, Inc. is a vertically integrated licensed sports products firm. It is the public holding company of several operating divisions with some of the strongest and most recognized brands in the field. They include Mounted Memories™, Field of Dreams®, FansEdge™, ProSportsmemorabilia.com, The Greene Organization and Malcolm Farley Art.

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Statements contained in this press release, which are not historical facts, are forward looking statements. The forward-looking statements in this press release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements made herein contain a number of risks and uncertainties that could cause actual results to differ materially. These risks and uncertainties include, but are not limited to, specific factors impacting the Company’s business including increased competition; the ability of the company to expand its operations and attract and retain qualified personnel, the uncertainty of consumer’s desires for sports and celebrity memorabilia; the availability of product; availability of financing; the ability to sell additional franchises; and general economic conditions.